Exhibit 99.1

SIGNET GROUP PLC

1993 Executive Share Option Scheme

(As amended by a resolution of the Board on 11 May 2000 and as amended by a resolution of the Company in a General Meeting on 8th June 2000, such amendments being approved by the Inland Revenue on 7 June 2000)

INLAND REVENUE REF: X6856

2

1.	DEFINITIONS AND INTERPRETATION

(1)	In this Scheme, unless the context otherwise requires:

“Approval Date” means 10th September 1993 being the date of which the Scheme is approved by the Company in general meeting;

“the Board” means the board of directors of the Company or a committee appointed by such board of directors;

“the Committee” means the remuneration committee of the Board;

“the Company” means Signet Group plc (registered in England and Wales No. 477962);

“the Grant Date” in relation to an option means the date on which the option was granted;

“Group Member” means a Participating Company, a Subsidiary which is not a Participating Company, or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company;

“Participant” means a person who holds an option granted under the Scheme;

“Participating Company” means the Company, any Subsidiary which has established or is a participating company in relation to an approved savings related share options scheme or an approved profit sharing scheme or any other Subsidiary to which the Board has resolved that the Scheme shall for the time being extend;

“Schedule 9” means Schedule 9 to the Taxes Act 1998;

“the Scheme” means the 1993 Executive Share Option Scheme of the Company as herein set out but subject to any alternations or additions made under Rule 9 below; and reference to the “Scheme” shall be construed as references to the part of the Scheme in which reference is made, for these purposes, the parts of the Scheme are this part, Schedule 1 and Schedule 2;

“Securities Act” means the Unites States Securities Act of 1933, as amended;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and is under the control of the Company within the meaning of section 840 of the Taxes Act 1988;

“the London Stock Exchange” means The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited;

“the Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 9.

(2)	Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	In the case of options granted to US employees of the Company or a Subsidiary, the provisions of Schedule II hereto shall apply in lieu of any contrary rule contained herein.

(4)	For the purposes of the Scheme, all references to “shares” or “shares of the Company” shall, unless the context otherwise requires, also refer to any depositary shares representing shares of the Company that may be issued from time to time.

2.	ELIGIBILITY

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an option under the Scheme if (and only if) he is a full-time director or qualifying employee of a Participating Company.

(2)	For the purposes of sub-rule (1) above:

(a)	a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company the whole or substantially the whole of his working time, and in any event not less than 25 hours a week;

(b)	a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company) who is required, under the terms of his employment, to work for that and any other Participating Company for the whole or substantially the whole of his working time, and in any event at least 20 hours a week.

(3)	A person is not eligible to be granted an option under the Scheme at any time:

(a)	within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment, or

(b)	when he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.

3.	GRANT OF OPTIONS

(1)	Subject to sub-rule (3) below and Rule 4 below, the Board may grant to any person who is eligible to be granted an option under the Scheme an option to acquire shares in the Company which satisfy the requirements of paragraphs 10 to 14 of Schedule 9, upon the terms set out in the Scheme and upon such other objective terms as the Committee may specify pursuant to sub-rule (2) below; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

(2)	On any occasion that an option is to be granted the Committee shall specify that the exercise of that option shall be subject to such objective performance conditions, appropriate to the circumstances of the Company, as the Committee shall think fit; and the option will then be granted on those conditions.

(3)	An option may only be granted under the Scheme:

(a)	within the period of 6 weeks beginning with any of the following, namely:

(i)	the date on which the Scheme is approved and adopted by the Company in general meeting

(ii)	the date on which the Scheme is approved by the Inland Revenue under Schedule 9 or

(iii)	the dealing day next following the date on which the Company announces its results for any period or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof; and

(b)	within the period of 10 years beginning with the date on which the Scheme is approved and adopted as aforesaid.

(4)	There shall be no monetary consideration for the grant of any option under the Scheme, and accordingly any such option shall be granted by deed.

(5)	The price at which shares may be acquired by the exercise of an option granted under the Scheme shall be determined by the Board before the grant thereof.

(6)	The price at which shares may be so acquired shall not be less than:

(a)	if shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, the middle-market quotation of shares of that class (as derived from that List) on the Grant Date (or such other dealing day as may be agreed with the Inland Revenue);

(b)	if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue, on the Grant Date (or such other day as may be agreed with the Inland Revenue); or

(c)	except in the case of an option to acquire shares otherwise than by subscription, the nominal value of those shares;

provided that options must always be granted within 30 days of the day by reference to which the value of shares is fixed for the purposes of this sub-rule (6);

and that the said day may not fall before the day when the Company last announced its results for any period.

(7)	Subject to Rule 5(3) below, an option granted under the Scheme to any person shall not be capable of being transferred by him and shall lapse forthwith if it is so transferred or if he is adjudged bankrupt.

4.	LIMITS

(1)	[Deleted].

(2)

No options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted up to and including 20th September 2003 under the Scheme or under any other executive share option scheme adopted by the Company on or after the Approval Date to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

(3)	No options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted up to and including 20th September 1996, or been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company on or after the Approval Date to exceed such number as represents 3 per cent. of the ordinary share capital of the Company in issue at that time.

(4)	No options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 years ending at that time, or been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

(5)	No person shall be granted options under the Scheme which would, at the time they are granted, cause the aggregate of the market value of the shares in the Company which he shall have acquired or may acquire in pursuance of options granted to him in the period of 10 years ending at that time under the Scheme or under any other executive share option scheme adopted by the Company other than the 1988 Executive Share Option Scheme to exceed 4 times the higher of the total remuneration (excluding benefits in kind) expressed as an annual rate payable by the Company and any Subsidiary to him as at that time and the total remuneration (excluding benefits in kind) paid by the Company and any Subsidiary to him in the preceding 12 months; and for the purposes of this sub-rule any option which shall have lapsed or been released to any extent shall be treated to that extent as if it were still exercisable.

(6)	No person shall be granted options under the Scheme which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him after 5th April 1984 under the Scheme or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000.

(7)	For the purposes of this Rule, the market value of the shares in relation to which an option was granted shall be calculated:

(a)	in the case of an option granted under the Scheme, as on the day by. reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(6) above;

(b)	in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 29 of Schedule 9, such earlier time or times as may be provided in the agreement; and

(c)	in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

(8)	Any option granted under the Scheme shall be limited and take effect so that the above limits are complied with.

5.	EXERCISE OF OPTIONS

(1)	The exercise of any option granted under the Scheme shall be effected in such form and manner, and subject to such limitations, as the Board may from time to time prescribe. Without limiting the foregoing, no shares may be issued to any person upon the exercise of an option if the Board determines, in its sole discretion, that such issuance will or may violate the Securities Act or any applicable state blue sky laws. If the Board determines that such issuance will or may violate the Securities Act or any applicable state blue sky laws, the Board may (i) withhold the issuance of the shares until it determines that there would no longer be any such violation or (ii) condition the issuance of the shares upon the delivery by the Participant to the Company of certain representations and/or agreements.

(2)	Subject to sub-rules (3) and (4) below and to Rule 7 below an option granted under the Scheme may not be exercised before the third anniversary of the Grant Date.

(3)	If any Participant dies before exercising an option granted to him under the Scheme and at a time when he is either a director or employee of a Group Member or entitled to exercise the option by virtue of sub-rule (4) below, the option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

(4)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Scheme:

(a)	if he so ceases by reason of injury, disability, redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978) or retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule (3) above must, if at all) be exercised within the period which shall expire 12 months after his so ceasing, 42 months after the Grant Date, or 42 months after the last date prior to his so ceasing on which he exercised an option (not being one granted under a savings-related share option scheme) in circumstances in which paragraphs (a) and (b) of section 185(3) of the Taxes Act 1988 applied, whichever shall be the latest;

(b)	if he so ceases for any other reason, the option may not be exercised at all unless the Committee shall so permit, in which event it may (and subject to sub-rule (3) above must, if at all) be exercised to the extent permitted by the Committee within the period mentioned in paragraph (a) above.

(5)

A Participant shall not be treated for the purposes of sub-rule (4) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under section 45 of the Employment Protection (Consolidation) Act 1978 before exercising an option under the Scheme shall be treated for those purposes as not having ceased to be such a director or employee.

(6)	Notwithstanding any other provision of the Scheme, an option granted under the Scheme may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date.

(7)	A Participant shall not be eligible to exercise an option under the Scheme at any time when he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.

(8)	Subject to sub-rule (9) below, within 30 days after an option under the Scheme has been exercised by any person, the Board on behalf of the Company shall allot to him (or his nominee) or, as appropriate, procure the transfer to him (or his nominee) of the number of shares in respect of which the option has been exercised.

(9)	All shares allotted under the Scheme shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

(10)	If shares of the same class as those allotted under the Scheme are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange (or any other stock exchange or inter-dealer quotation system on which shares are listed or traded) for any shares so allotted to be admitted to that List.

(11)	The Company shall at all times keep available sufficient authorised and unissued shares to satisfy the exercise, to the full extent still possible, of all options which remain outstanding and which are to be satisfied by the issue of new shares, taking account of any other obligation of the Company to issue unissued shares.

6.	PERFORMANCE CONDITIONS

Where the Committee specifies a term as mentioned in Rule 3(1), and this states that certain conditions must be satisfied before the Participant may exercise an option, the Committee may specify that in certain circumstances those conditions need no longer be satisfied, save that those circumstances may not include the retirement of the Participant on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment.

7.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

(1)	If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules (3), (4) and (6) of Rule 5 above, an option granted under the Scheme may be exercised within one month (or such longer period as the Board may permit) of such notification.

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)	If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and any option granted under the Scheme may, subject to sub-rules (3), (4) and (6) of Rule 5 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Scheme) lapse on the expiration thereof.

(4)	If any company (the “acquiring company”):

(a)	obtains control of the Company as a result of making:

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under the Scheme, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9), by agreement with the acquiring company, release any option granted under the Scheme which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).

(5)	The new option shall not be regarded for the purposes of sub-rule (4) above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are satisfied, but so that the provisions of the Scheme shall for this purpose be construed as if:

(a)	the new option were an option granted under the Scheme at the same time as the old option;

(b)	except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1(1) above, the reference to “the Board”

in Rule 5(6) above and the references to “the Committee” in Rule 6 above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under the Scheme”;

(c)	Rule 9(2) below were omitted.

8.	VARIATION OF CAPITAL

(1)	Subject to sub-rules (3) and (4) below, in the event of any increase or variation of the share capital of the Company (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Committee may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to one or more of the following:

(a)	the number of shares in respect of which any option granted under the Scheme may be exercised;

(b)	the price at which shares may be acquired by the exercise of any such option;

(c)	where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired;

(d)	the number of shares mentioned in Rule 4(1) above.

(3)	Except in the case of a capitalisation issue, no adjustment under sub-rule (2) above shall be made without the prior confirmation in writing by the auditors for the time being of the Company that it is in their opinion fair and reasonable.

(4)	At a time when the Scheme is approved by the Inland Revenue under Schedule 9, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.

(5)	An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but, in the case of an option to subscribe for shares, only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(6)	As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Board shall give notice in writing thereof to any Participant affected thereby.

9.	ALTERATIONS

(1)

Subject to sub-rules (2), (4) and (5) below, the Board (or the Committee in the case of an alteration to a specified term) may at any time alter or add to all or any of the provisions of the Scheme, or the terms of any option granted under it, in any respect

(having regard to the fact that, if an alteration or addition which does not solely relate to a specified term is made at a time when the Scheme is approved by the Inland Revenue under Schedule 9, the approval will not thereafter have effect unless the Inland Revenue have approved the alteration or addition).

(2)	Subject to sub-rule (3) below, no alteration or addition to the advantage of Participants shall be made under sub-rule (1) above to the provisions of Rules 2(2), 2(3)(a), 3(2), 3(3), 3(4), 3(6), 3(7), 4(1), 4(2), 4(3), 4(4), 4(5), 5(2), 5(3), 5(4), 5(6), 5(9), 5(10), 7, 8(1), 8(2), 8(3) or 8(5) above, or of this Rule, without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Sub-rule (2) above shall not apply to any alteration or addition which is necessary or desirable in order to obtain or maintain Inland Revenue approval of the Scheme under Schedule 9 or any other enactment, or to comply with or take account of the provisions of any proposed or existing legislation (whether of the United Kingdom or elsewhere), or to take account of the occurrence of any of the events mentioned in Rule 7 above, or to obtain or maintain favourable taxation treatment of any Participating Company, Group Member or Participant in any country, or to take account of local practice in overseas jurisdictions, and which (in any such case) does not result in an amendment to sub-rules (1) to (5) of Rule 4 or otherwise affect the basic principles of the Scheme; or which solely relates to a specified term.

(4)	No alteration or addition to the disadvantage of any Participant other than to a specified term shall be made under sub-rule (1) above unless:

(a)	the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(b)	the alteration or addition is approved by a majority of those Participants who have given such an indication.

(5)	No alteration or addition which solely relates to a specified term shall be made under sub-rule (1) above unless:

(a)	there shall have occurred an event which shall have caused the Committee reasonably to consider that the specified term would not, without the alteration or addition, achieve its original purpose (which, without prejudice to the generality of the foregoing, shall include a capital reorganisation of the Company), and

(b)	the Committee shall act fairly and reasonably in making the alteration or addition.

(6)	As soon as reasonably practicable after making any alteration or addition under sub-rule (1) above, the Board shall give notice in writing thereof to any Participant affected thereby and, if the Scheme is then approved by the Inland Revenue under Schedule 9, to the Inland Revenue.

(7)	Any reference in this Rule to a specified term is a reference to a term specified by the Committee as mentioned in Rule 3(1) above.

10.	MISCELLANEOUS

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or being entitled to exercise any option under the Scheme as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of the Scheme, or as to any question or right arising from or related to the Scheme, the decision of the Board shall be final and binding upon all persons.

(3)	In the event that shares are transferred to a Participant in pursuance of any option granted under the Scheme, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

(4)	In any matter in which they are required to act under the Scheme, the auditors of the Company shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950 to 1979 shall not apply hereto.

(5)	Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

SCHEDULE I

UNAPPROVED OPTIONS

Options may be granted in accordance with such provisions as would be applicable if the provisions of Rules 1 to 10 of the Scheme were herein set out in full, mutatis mutandis, subject to the following modifications:

1.	In Rule 2(3), delete the words from “or …” to the end.

2.	In Rule 3(1) delete the words “which satisfy the requirements of paragraphs 10 to 14 of Schedule 9”.

3.	In Rule 3(6)(b), delete the words from “as agreed” to “Shares Valuation Division of the Inland Revenue’ inclusive and substitute “as determined by the auditors for the time being of the Company”.

4.	Delete Rule 4(6).

5.	[Deleted]

6.	Delete Rule 5(7).

6A.	Add the following wording to the end of Rule 5(8):

“, provided that an option granted under the Scheme may not be exercised if the Committee considers that it would not be lawful in the relevant jurisdiction, and in a case where any company is obliged to account for any tax and/or any social security contributions recoverable from a Participant (together, the “Tax Liability”) for which that Participant is liable by virtue of the exercise of the option, or would suffer some disadvantage if it failed to do so, the grantor of the option shall not be obliged to procure the delivery of the shares unless it or the Participant’s employing company has received on or prior to the delivery of the shares on the exercise of the option payment from the Participant of an amount not less than the Tax Liability or unless that Participant has entered into arrangements acceptable to the Participant’s employing company to ensure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the employing company of an amount equal to the Tax Liability out of the proceeds of sale or otherwise).”

7.	Delete Rules 7(4) and (5).

8.	Delete Rule 8(4).

9.	In Rule 9(1), delete the words from “having regard ...” to the end.

10.	In Rule 9(6), delete the words from “and, if the Scheme” to the end.

SCHEDULE II

OPTIONS GRANTED TO US EMPLOYEES

Options may be granted in accordance with such provisions as would be applicable if the provisions of Rules 1 to 10 of the Scheme were herein set out in full, mutatis mutandis, subject to the following modifications:

1.	Rule 1 - Definitions and Interpretation

“ADS’s” means the American Depository Shares representing shares of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Incentive Option” means an option which is intended to qualify under Section 422 of the Code (or any successor provision).

“Non-qualified Option” means an option which does not meet the requirements for an Incentive Option.

“Parent Corporation” has the meaning given to it by Section 424(e) of the Code (or any successor provision).

“Participating Company” means the Company, and any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired.

“Subsidiary Corporation” has the meaning given to it by Section 424(f) of the Code (or any successor provision).

2.	Rule 3 - Grant of Options

Replacing Rule 3(3)(b):

“within the ten (10) year period beginning with the date on which the Scheme is adopted by the Board or the date on which the Scheme is approved by the Company in general meeting, whichever is earlier.”

Replacing Rule 3(6):

The price at which shares may be so acquired shall not be less than:

(a)	in the case of an Incentive Option to acquire ordinary shares, such price per ordinary share (at the discretion of the Board expressed in pounds sterling or in United States dollars) as the Board may in its absolute discretion determine but not less than the higher of:

(i)	the nominal value of such ordinary share (except in the case of an option to acquire shares otherwise than by subscription); or

(ii)	the middle market quotation of an ordinary share as derived from The Stock Exchange Daily Official List on the date of grant of the option (or, if no sales occurred on such date, the next preceding date on which sales occurred);

(b)	in the case of an option to acquire ADS’s, such price per ADS, expressed in United States dollars, as the Board may in its absolute discretion determine, but not less than the higher of:

(i)	the nominal value of the ordinary shares represented by such ADS (except where such ordinary shares were acquired otherwise than by subscription); or

(ii)	the average of the high and low quotations at which ADS’s are sold as derived from the NASDAQ National Market System on the date of grant of the option (or, if no sales occurred on such date, the next preceding day on which such sales occurred);

provided that, if at the time the price is required to be determined, the ordinary share capital of the Company is not listed on The Stock Exchange or ADS’s are not listed on either the NASDAQ National Market System or a national securities exchange in the United States, as the case may be, there shall be substituted the price certified by the auditors to represent the market value of an ordinary share or an ADS as the case may be as at the date of grant of the option.

In the case of an Incentive Option granted to a person who, on the date of the grant, owns more than ten per cent (10%) of the total combined voting power of all shares or stock of the Company or a parent corporation or subsidiary corporation of the Company, the price at which shares may be so acquired shall not be less than one hundred ten percent (110%) of any such price determined as aforesaid.

Replacing Rule 3(7):

An option granted hereunder shall not be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and any option granted hereunder shall be exercisable, during the lifetime of the holder, only by such holder. Except to the extent provided above, options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

3.	Rule 4 - Limits

Insert as Rule 4(1):

Subject to any adjustment made by the Board either with the prior approval by ordinary resolution of the members of the Company in general meeting or under Rule 8 below, no Incentive Options shall be granted under the Scheme which would, at the time they are granted, cause the number of share which shall have been or may be issued in pursuance of Incentive Options so granted to exceed 167,996,844 (representing 10 per cent of the ordinary share capital of the Company in issue on 8 June 2000; and any adjustment to this number made at the time when the Scheme is approved by the Inland Revenue shall be notified to the Inland Revenue.

Insert as Rule 4(6):

Except as otherwise provided under the Code, to the extent that the aggregate fair market value of all shares of the Company (including any ADS with respect to such shares) with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year (under all share option schemes of the Company and any parent corporation and subsidiary corporation of the Company) exceeds one hundred thousand US dollars (US $100,000), such options shall be treated as Non-qualified Options. For purposes of this limitation, (a) the fair market value of a share or an ADS is determined as of the time the option is granted, (b) the limitation will be applied by taking into account options in the order I which they were granted, and (c) Incentive Options granted before 1987 shall not be taken into account.

4.	Rule 5 - Exercise of Options

Insert In Rule 5(4) and 5(5):

Insert after the references to “the Employment Protection (Consolidation) Act 1978” the words “or any equivalent provision”.

Insert After Rule 5(6):

In the case of the grant of an Incentive Option to a person who on the date of grant owns more than ten percent (10%) of the total combined voting power of all classes of shares or stock of the Company or any parent corporation of the company, such option. may not be exercised after the expiration of the period of five (5) years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date.

5.	Rule 8 - Variation of Capital

In Rule 8(1), insert after the word “reduction” the words “or any change in a ratio of shares to depositary shares”.

6.	Withholding Taxes

The Company may require each Participant, as a condition of exercising (i) any Non-Qualified Option or (ii) an Incentive Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), to reimburse the corporation that employs such Participant for any taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance or disposition of such shares.

7.	Amendment of the Schedule

To the extent that any other provisions of the Scheme differ from the requirements necessary to qualify an option as an Incentive Option under Section 422 of the Code (or any successor provision), this Schedule may be amended to enable the options granted pursuant to the Scheme to qualify as Incentive Options.